Exhibit 10.24
[Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.]

    MASTER PHARMACY SERVICES AGREEMENT
    THIS MASTER PHARMACY SERVICES AGREEMENT ("Agreement") between Corcept Therapeutics Incorporated, a Delaware corporation, with its principal place of business located at 101 Redwood Shores Parkway, Redwood City, CA 94065, USA ("Manufacturer") and Curant Health Georgia, LLC, located at 200 Technology Ct. SE STE B, Smyrna, GA 30082 ("Pharmacy"), is effective as of June 13, 2025 ("Effective Date"). Each of Manufacturer and Pharmacy may be referred to in this Agreement individually as a “Party” and together, as the “Parties.”

RECITALS

WHEREAS, Manufacturer is a pharmaceutical company seeking to market and sell certain biopharmaceutical products (the “Products”), and requires the specialized services of a specialty pharmacy;
WHEREAS, Pharmacy owns and operates one or more licensed specialty pharmacies that dispense such biopharmaceutical products to patients and specialize in servicing the needs of patients who require biopharmaceutical product therapy; and
WHEREAS, Manufacturer desires to contract with Pharmacy to provide certain services for its Products as agreed upon by Manufacturer and Pharmacy and described in one or more statements of work (“SOWs”) executed pursuant to this Agreement, and Pharmacy desires to contract with Manufacturer to perform such services in accordance with the terms of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
AGREEMENT
1.Services and Fees.
1.1Services. Pharmacy will perform services for Manufacturer as set forth in one or more SOWs (“Services”). Pharmacy shall perform Services [**]. This Agreement and the applicable SOW may set forth the following elements: (i) all of the specific Services to be performed by Pharmacy; (ii) the exact fees to be charged for such Services; and (iii) any additional terms and conditions unique to the particular Product or Services. Pharmacy may perform Services at one or more of the locations listed on Exhibit A. The Parties agree and intend that (a) the Services are not intended to serve, either directly or indirectly, as a means of marketing the Products; (b) the Services are not intended to diminish the objectivity or professional judgment of Pharmacy; (ci) the Services do not involve the counseling or promotion of a business arrangement or other activity that violates any state or federal law; and (d) the Services comply with applicable law, including but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b) (“AKS”), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a(a)(5)), and all requirements of the U.S. Food and Drug Administration (“FDA”).
1.2Service Fees. In consideration for Pharmacy’s performance of the Services, Manufacturer shall pay Pharmacy the service fees in accordance with any applicable SOW ("Fees"). The Parties acknowledge that (i) unless otherwise agreed in writing, the Fees provided hereunder will be Pharmacy’s sole, full and complete form of compensation provided by the Manufacturer for the Services; (ii) the Fees represent the fair market value of the Services and have been negotiated [at arms-length, in good faith by the Parties; (iii) the Fees are not intended in any way as a payment related to a drug formulary or drug formulary activities and have not been negotiated or discussed between the Parties in connection with any such drug formulary or formulary activities; (iv) the Fees do not constitute a discount within the meaning of the discount safe harbor to the AKS (42 C.F.R. §1001.952(h)); and (v) the Fees do not take into account the volume or value of any referrals, purchases, or business otherwise generated between the Parties. Fees for Services will be pro-rated as appropriate for any partial periods during the Term of the Agreement (as defined below).
1.3Invoices. Pharmacy shall invoice Manufacturer for all Fees and pass-through expenses by the [**] and Manufacturer shall pay Pharmacy such invoiced Fees and pass-through expenses within [**] days of the invoice date. If payment of undisputed amounts is not received by the applicable due date, Pharmacy reserves the right to charge Manufacturer simple interest on the overdue amount at the lower of (i) [**], or (ii) the maximum rate permitted by applicable law. Such simple interest will accrue on a daily basis from the date on which payment became overdue up to the date on which Pharmacy receives the full outstanding amount. Manufacturer shall pay all undisputed invoices via electronic transfer (ACH) to Pharmacy’s bank account indicated on the invoice.
1.4Data Services. Pharmacy may provide certain Services involving the provision of data under one or more SOWs. To that end, the Parties will execute a separate Data Processing Agreement to memorialize each Party’s rights and obligations with respect to the processing of personal data under this Agreement, attached hereto as Exhibit B. Any SOW which sets forth Services that require compliance with Exhibit B shall clearly state that Exhibit B of the Agreement applies. Unless otherwise specified in this Agreement or a SOW, Pharmacy shall not disclose any Protected Health Information (“PHI”) as defined by HIPAA in the data it provides to Manufacturer or Manufacturer’s agent in accordance with a SOW (“Data”) to the extent that such disclosure would be prohibited under HIPAA or any other applicable law.
(a)No Re-Identification. In the event that Pharmacy sends de-identified Data to Manufacturer or Manufacturer receives de-identified data from a Data Vendor pursuant to a SOW, Manufacturer represents and warrants that it shall not attempt to nor take any action that could reasonably be foreseen to affect the de-identified status of the de-identified Data, including without limitation: (i) re-identifying, or attempting to re-identify, or allowing to be re-identified, any (a) individual that is the subject of the Data; or (b) any relative, family or household member of such individual; and (ii) that it will implement and maintain appropriate policies and procedures to assure that the Data (a) are accessed only by authorized personnel; and (b) will remain de-identified in accordance with 45 C.F.R. § 164.514. If Pharmacy inadvertently discloses PHI to Manufacturer and Pharmacy or Manufacturer becomes aware of such disclosure, the Party who becomes aware of the disclosure will promptly notify the other Party, and Manufacturer will cooperate with Pharmacy in the return or destruction of such information and will provide reasonable written assurances regarding its use/disclosure of such information. The obligations in this Section shall survive the expiration or termination of the Agreement.
(b)Use of Vendors. To the extent Manufacturer requires Pharmacy to provide Data to one or more vendors of Manufacturer, such as a hub or data aggregator (“Data Vendor”), Manufacturer shall contractually require such Data Vendor to comply with limitations of use and disclosure of Data no less stringent than as set forth herein. Manufacturer shall indemnify and hold Pharmacy harmless from any use or disclosure of Data by a Data Vendor in violation of the law, this Agreement, or resulting from Data Vendor’s negligence or willful misconduct.
(c)License. If Data is provided by Pharmacy to Manufacturer under a SOW, Pharmacy grants a limited, non-exclusive, non-transferable, non-sub-licensable (except to Data Vendor for the performance of services to Manufacturer), world-wide, fully paid, perpetual license to Manufacturer to use the Data solely for [**]. In such an event: (i) [**]; (ii) [**]; (iii) [**]; (iv) [**] and (v) [**].

2.Mutual Representations, Warranties and Covenants.
2.1Compliance with Law. The Parties agree to comply with all applicable laws (federal, state and local) connected with or related to their respective obligations under this Agreement, including to the extent applicable, but not limited to, the AKS, the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) (“FDCA”), the Public Contracts Anti-Kickback Act (41 U.S.C. § 51 et seq.), the Health Insurance Portability and Accountability Act of 1996, as amended and Health Information Technology for Economic and Clinic Health Act and the implementing regulations of each (collectively, “HIPAA”), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.) (FCA), criminal false claims and false statements statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a(a)(5), the federal Medicare statute, federal and state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a- 7a, 1320a-7b, 1320a-7c, 1395(y)(e) and 1395nn), and any laws and regulations relating to the terms of this Agreement, as required. The Parties shall comply fully with the provisions of all applicable federal, state, and local laws and regulations and shall obtain and maintain all federal, state and local approvals, licenses, permits, and certifications required of their respective operations. Neither Party shall undertake any activities which contravene this Section in the performance of this Agreement. Each Party shall notify the other, [**] days, of any suspension, revocation, condition, limitation, qualification, or other restriction on any such approval, license, permit, or certification which would materially impede that Party in the performance of its obligations under this Agreement.
2.2Authority. Each Party represents and warrants that it has the authority to enter into this Agreement and that its execution of this Agreement and its performance of its obligations hereunder do not conflict with and are not prohibited by or inconsistent with any other agreement to which it is a party.
2.3Independent Judgment and Responsibility. The Parties acknowledge that the Services performed or the Fees payable under this Agreement are not intended to usurp the independent professional and/or clinical decision-making of any Pharmacy employee or healthcare professional, or interfere with the formulary plan benefit design of payors. Pharmacy shall remain exclusively responsible for pharmacy care that may be associated with the Products or the Services in accordance with Pharmacy’s [**] in accordance with all applicable law and applicable professional standards.
2.4Exclusion. Each Party represents and warrants that neither it nor any of its employees or representatives has been or is debarred pursuant to the FDCA or has been or is excluded from participating in any federal or state healthcare program, including without limitation, the Medicare and Medicaid programs. Moreover, each Party covenants that in the event it or any of its employees or representatives are subsequently debarred under the FDCA or excluded from a federal or state healthcare program during the Term (as defined below), it shall notify the other, within [**] days.
2.5No Inducement. Each Party represents and warrants that it shall not offer physicians or any other healthcare professionals any financial inducement to prescribe or switch patients to Product or to refer patients to Pharmacy. Additionally, each Party represents and warrants that it shall not offer patients any unlawful inducement to switch to or select any Product.
2.6Change in Circumstances. Each Party shall inform the other Party within [**] days of any event or change in circumstances that may negatively and materially affect said Party’s ability to perform any of its obligations under this Agreement.
2.7Third-Party Rights. Each Party represents and warrants that its performance of its obligations under this Agreement shall not violate or infringe in any manner any right of privacy, property right (real, personal or otherwise, including, without limitation, any intellectual property or other intangible property right) or any other right or legally protected interest of any type or nature of any person or entity.
3.Manufacturer Representations, Warranties and Covenants.
3.1Manufacturer Capabilities. Manufacturer possesses the necessary capabilities, facilities, personnel and expertise to enable it to perform its obligations and conduct its other activities under this Agreement.
3.2Manufacturer Services. Manufacturer represents and warrants that: (i) it has engaged Pharmacy to perform bona fide, legitimate, reasonable, and necessary Services; and (ii) the aggregate Services contracted for do not exceed those which are reasonably necessary to accomplish the commercially reasonable business purpose of the Services.
4.Pharmacy Representations, Warranties and Covenants.
4.1No Third Party Compensation. Pharmacy will accept Fees as compensation for Services. Pharmacy will not be compensated for the Services, in whole or in part, by any third-party payor or other entity, including under any dispensing fee paid under any commercial, Medicare or Medicaid programs, except to the extent that such third-party compensation is reflected in the Fees.
4.2Qualified Employees. Pharmacy and its employees and agents are, and at all times during the Term of this Agreement will be, duly qualified by training and experience and have the necessary expertise to provide the Services hereunder, and Pharmacy and its employees and agents have, and at all times during the Term of this Agreement will have, applicable state and federal licenses, accreditations, enrollments, and certifications necessary to perform their obligations under this Agreement. To the extent applicable to the Products, training shall include, but will not be limited to the Product package insert, common titration or dosing schedule for the Product, Product indication, and Product side effect profile. Pharmacy shall provide training to new hires performing Services, when staff turnover occurs.

4.3Pharmacy Conduct. Pharmacy agrees to perform the Services set forth in each SOW [**], in compliance with its license and professional obligations, and in strict accordance with the terms and conditions contained in this Agreement, such SOW and any applicable written protocols, approved in writing by the Parties, detailing the instructions for conducting Services. Pharmacy agrees that it will comply with all applicable policies, procedures, and requirements of third party payors to whom it submits claims for reimbursement for the Products.
4.4Exclusivity. Unless specifically agreed to by the Parties in writing, Pharmacy shall not provide services for any pharma company manufacturer with respect to any product (whether branded or generic) used to treat patients with endogenous hypercortisolism (Cushing Syndrome) that competes with the Products.  Additionally, Pharmacy shall not dispense or furnish any of Manufacturer’s Products outside this Agreement and related SOWs.
5.Confidentiality.
5.1Confidential Information; Disclosure. “Confidential Information” means any and all confidential and proprietary information disclosed by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), regardless of the means of communication, directly or indirectly, in writing, electronically, orally, by inspection of tangible objects, or whatever other form transmitted. Confidential information includes without limitation, information that is related to all of the following: the business, activities, referral sources, service levels, or facilities of Disclosing Party, including research, design and development, financial and personnel data; marketing and sales information, operational information, strategies, forecasts and plans; ideas, concepts, plans or prototypes about improving existing offerings or creating new offerings; the identity and needs of the Disclosing Party’s customers and potential customers; and all the other techniques, know-how, trade secrets, and other intellectual property that is disclosed to, observed or obtained in the course of performance of this Agreement that is either clearly and conspicuously marked "CONFIDENTIAL” or that reasonably should be considered confidential or proprietary under the circumstances of disclosure. The Receiving Party shall (i) protect and safeguard Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a reasonable degree of care, to prevent disclosure to third parties; (ii) not use the Confidential Information disclosed by Disclosing Party, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (iii) not disclose the Disclosing Party’s Confidential Information to any person or entity, except to Receiving Party’s employees and agents who need to know the Confidential Information in order to assist Receiving Party to exercise its rights or perform its obligations under this Agreement, and who are under an obligation of confidentiality no less restrictive than as set forth in this Agreement. Receiving Party shall be responsible for any breach of this Section that may be caused by any of its employees or agents. Receiving Party shall promptly notify Disclosing Party of any unauthorized possession, use or disclosure, or attempt thereof, of the Confidential Information (“Confidentiality Breach”) and promptly furnish to Disclosing Party the details of such Confidentiality Breach and [**] to assist Disclosing Party in investigating or preventing the recurrence of such Confidentiality Breach. The Parties’ obligations of confidentiality under this Agreement shall survive the termination or expiration of this Agreement in perpetuity, and shall be in addition to, and not in place of, any other non-disclosure and/or confidentiality obligations that the Parties may otherwise agree upon.
5.2Exceptions. The limitations on use and disclosure of Confidential Information contained in this Agreement will not apply to the extent that: (i) the disclosure is required for the Receiving Party to fulfill its obligations under this Agreement, and, in the case of Pharmacy, for accreditation, licensure, and communicating with regulatory authorities; (ii) Receiving Party is required to disclose the Confidential Information by law, order, judicial process, or regulation of a court of competent jurisdiction, provided that Receiving Party will [**] to provide, in accordance with applicable law, advance written notice of such requirement to the Party that disclosed the Confidential Information; or (iii) Receiving Party can demonstrate that (a) the information was public knowledge at the time of such disclosure; (b) the information was rightfully known by Receiving Party prior to the date of disclosure; (c) the information was disclosed to Receiving Party on an unrestricted basis by a third party not under a duty of confidentiality to the Disclosing Party; or (d) the information was independently developed by employees or agents of Receiving Party without access to or use of the Confidential Information of Disclosing Party.
5.3Remedies for Confidentiality Breach. Each Party acknowledges and agrees that money damages may not be a sufficient remedy for any Confidentiality Breach or threatened Confidentiality Breach of a Party’s Confidential Information by Receiving Party. Therefore, in addition to all other remedies available at law or pursuant to this Agreement (which neither Party waives by the exercise of any rights hereunder), Disclosing Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such claim.

5.4Return or Destruction of Confidential Information. Except as otherwise provided herein, on the expiration or termination of this Agreement, or at the written request of the Disclosing Party, the Receiving Party shall either promptly return to the Disclosing Party all copies, whether in written, electronic, or other form of media, of such Confidential Information, or destroy all such copies and provide written confirmation of such destruction. Notwithstanding, each Party may retain one (1) copy of the other Party’s Confidential Information for purposes of (a) determining the Parties’ rights and obligations under this Agreement and (b) complying with (i) applicable laws or regulations and (ii) the Receiving Party’s reasonable policies governing record retention and general corporate record keeping. For clarity, the Receiving Party is not required to destroy any off-site computer files created during automatic system back up, which are subsequently stored securely by the Receiving Party.
6.Agreement Term. This Agreement shall commence on the Effective Date and continue for a period of three (3) years. Thereafter, the Agreement shall automatically renew for successive one-year (1-year] terms unless either Party sends a notice of non-renewal to the other Party [**] days prior to the expiration of the term then in effect. The initial term and any renewal term being collectively, the “Term.”
7.Termination.
7.1Termination Without Cause. Either Party may terminate this Agreement or a SOW without cause with [**] days prior written notice to the other Party.
7.2Termination for Cause. Either Party may terminate this Agreement upon the occurrence of a material breach by the other Party. The non-breaching Party must give written notice to the breaching Party of the nature and occurrence of such breach. If the breach is not cured [**] days of such notice, or if the breach cannot reasonably be cured [**] day period, then the non-breaching Party may provide written notice to the breaching Party that this Agreement will be terminated immediately. Notwithstanding the forgoing, either Party may effect an immediate termination of this Agreement upon notice to the other Party if the other Party: (i) shall be dissolved or apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; (ii) files a voluntary petition in bankruptcy; (iii) admits in writing its inability to pay its debts as they become due; (iv) makes a general assignment for the benefit of creditors; (v) files a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law; or (vi) if an order judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating such Party as bankrupt or insolvent or approving a petition seeking reorganization of such Party or appointing a receiver, trustee or liquidator of such Party of all or a substantial part of its assets. Termination shall have no effect upon the rights or obligations of the Parties arising out of any transactions occurring prior to the effective date of such termination.
7.3Effect of Expiration or Termination. Termination or expiration shall have no effect upon the rights or obligations of the Parties arising out of any transactions occurring prior to the effective date of such termination. Upon termination or expiration of this Agreement, Manufacturer agrees to pay to Pharmacy an amount corresponding to the work actually performed by Pharmacy until the date of termination of the Services and any and all costs and expenses associated with the termination and/or transition of the Services less any amounts which have been paid by Manufacturer to Pharmacy in advance for the work that will not be undertaken as a result of the termination of the Services. After termination or expiration of this Agreement, the Pharmacy shall calculate any final payment due, and Manufacturer shall pay any remaining amount owed [**] days after receipt of Pharmacy’s invoice.
7.4Statements of Work. For the avoidance of doubt, termination of any SOW shall not result in the termination of any other SOW, however termination of this Agreement in its entirety shall result in the concurrent termination of all SOWs entered hereunder.
8.Indemnification.
8.1Manufacturer's Indemnification Obligation. Manufacturer will defend, indemnify, and hold harmless Pharmacy and its parent company, subsidiaries, members, directors, officers, employees, and representatives from and against any and all third-party claims, liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees) arising directly or indirectly out of: (a) its breach of any representation or warranty set forth in this Agreement; (b) the alleged fraud, intentional misconduct, omission, negligence, or violation of law by Manufacturer or Data Vendor; or (c) any claims that the Product or Services, as designed by Manufacturer, infringe upon the rights of any third party. However, Manufacturer's indemnity obligation shall not extend to any claims arising solely from the negligence or willful misconduct, material breach of this Agreement, or any violation of applicable law of Pharmacy.

8.2Pharmacy's Indemnification Obligation. Pharmacy will defend, indemnify, and hold harmless Manufacturer and its parent company, subsidiaries, members, directors, officers, employees, and representatives from and against any and all third-party claims, liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees) arising directly or indirectly out of: (a) its breach of any representation or warranty set forth in this Agreement; (b) the fraud, intentional misconduct, omission, negligence or violation of applicable law by Pharmacy in its performance of the Services. However, Pharmacy's indemnity obligation shall not extend to any claims arising solely from the negligence or willful misconduct, material breach of this Agreement, or any violation of applicable law by Manufacturer.
8.3Indemnification Process. A Party will provide reasonable notice to the other Party of a claim for which it wants indemnity (a “Claim”) (respectively, the “Indemnified Party” and “Indemnifying Party”), provided that failure to give such notice will not release the Indemnifying Party from any obligations hereunder except to the extent that such Party is materially prejudiced by the failure. The Indemnified Party will also give the Indemnifying Party its reasonable cooperation in the defense of each Claim, at the Indemnifying Party’s expense. The Indemnifying Party will utilize competent legal counsel reasonably satisfactory to the Indemnified Party to defend each Claim. The Indemnified Party may participate in the defense at its own expense. The Indemnifying Party will not settle any Claim without the Indemnified Party’s prior written consent, which may not be unreasonably withheld. Any settlement made of any Claim shall be confidential, except where not permitted by applicable law. A Party’s duty to defend is independent of its duty to indemnify.
8.4Limitation of Liability. EXCEPT FOR THE PARTIES’ INDEMNITY OBLIGATIONS AND FOR REMEDIES PROVIDED FOR CONFIDENTIALITY BREACH, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN CONNNECTION WITH OR RELATED TO THIS AGREEMENT (INCLUDING LOSS OF PROFITS OR OTHER ECONOMIC ADVANTAGE), HOWSOEVER ARISING, EITHER OUT OF BREACH OF THIS AGREEMENT (INCLUDING BREACH OF EXPRESS OR IMPLIED WARRANTY), NEGLIGENCE, STRICT LIABILITY, TORT OR ANY OTHER THEORY, EVEN IF THE OTHER PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.
9.Insurance. Each Party shall maintain in effect during the Term of this Agreement a comprehensive general liability policy underwritten by an insurance company that carries an [**]. This comprehensive insurance policy shall be in an amount [**] per occurrence. A Party shall provide [**] days’ notice to the other Party in the event of any cancellation, or termination thereof. The amount of such required insurance coverage under this Section shall not limit a Party’s obligations under this Agreement.
10.Intellectual Property. Each Party acknowledges that the other possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties, and other assets, including but not limited to, analytical methods, procedures and techniques, computer technical expertise and software, and business practices, which have been independently developed by such party (in the case of each, referred to as “Background Property”). Each Party agrees that any Background Property or improvements thereto that are used, improved, modified, or developed by either Party under or during the Term of this Agreement are the sole and exclusive property of the originating Party.
11.Audits. Pharmacy shall keep books and records relating to the Services provided for the longer of: (i) [**]; or (ii) as required by applicable law. Once annually, unless for cause and upon [**] days advance written notice, Manufacturer (and/or its mutually agreed upon designee), at its own expense, during Pharmacy’s regular business hours, shall have the right, during the Term of this Agreement, and for a period of [**], to inspect and audit the books and records of Pharmacy relevant to the Services for the purposes of verifying compliance with this Agreement and/or applicable law. Such audit will be performed in accordance with applicable law and for a period of [**]. If Manufacturer engages a third-party auditor (“Auditor”) to perform an audit, Manufacturer shall require such Auditor to agree to confidentiality and privacy restrictions no less stringent than those set forth in this Agreement.
12.Miscellaneous.
12.1Assignability and Notice of Change of Control. Except as specifically provided herein, this Agreement, or any of the rights or obligations created herein, may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party, except in the case of either party in connection with any merger, consolidation, reorganization, sale of all or substantially all of its related assets or similar transaction, or as otherwise permitted in this Agreement. Subject to this limitation, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties.
12.2Amendment. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. Any attempt to modify this Agreement orally or in writing not executed by authorized representatives of all Parties shall be void.

12.3Waiver. No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
12.4No Conflicting Agreements. Neither Party shall, during the Term, enter into any agreement which will cause it to be in breach or default or conflict with such its obligations under this Agreement.
12.5Force Majeure. The performance by either Party hereunder shall be excused to the extent of circumstances beyond such Party’s reasonable control, such as hurricane, tropical storm or depression, extended power outages, flood, tornado, volcanic eruption, earthquake, or other natural disaster, epidemic, war, acts of terrorism, material destruction of facilities, fire, etc. In such event, the Parties agree to use their best efforts to resume performance as soon as reasonably possible under the circumstances giving rise to either or both Parties’ failure to perform; provided, however, if performance is not restored within [**] days, either Party may terminate this Agreement.
12.6Notices. Any notices to be given by either Party to the other shall be in writing and may be transmitted either by electronic mail, courier, personal delivery, or by registered or certified mail (postage prepaid with return receipt requested). Mailed notices shall be addressed to the Parties at the addresses appearing in this paragraph. Each Party may change its address by written notice in accordance with this paragraph. Notices shall be deemed communicated as of the date of actual receipt (which, in the case of mailed notices, shall be evidenced by a receipt confirming delivery).

Manufacturer: Corcept Therapeutics Incorporated 101 Redwood Shores Parkway Redwood City, CA 94065 Attn: J.D. Lyon Copy to: [**]
Pharmacy: Attn: President Curant Health Georgia, LLC 200 Technology Ct. SE STE B Smyrna, GA 30082 Email:[ **]
12.7Governing Law. This Agreement shall be governed by, construed and interpreted under and in accordance with the laws of the State of Delaware, excluding its conflicts-of-laws principles.
12.8Complete Agreement. As of the Effective Date, this Agreement and any other agreements mentioned herein represent the entire agreement between the Parties with respect to the subject matter contained herein. There are no understandings, representations or warranties of any kind except as expressly set forth in this Agreement.
12.9Construction, Modification and Waiver. Any headings contained herein are for directory purposes only, do not constitute a part of this Agreement, and shall not be employed in interpreting this Agreement.
12.10Survival. Unless otherwise expressly provided in this Agreement, only Sections 1.4, 5, 7.3, 10, 11, and 12 shall survive the termination or expiration of this Agreement, as the case may be.
12.11Taxes. Each Party is responsible for payment of their own tax obligations levied by governmental authorities arising from such Party’s performance under this Agreement.
12.12Relationship of the Parties. The Parties are independent contractors. Nothing contained in this Agreement shall be deemed to create a joint venture, agency or partnership relationship between the Parties. Neither Party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

12.13Change in Law. In the event that any federal, state or local law, rule, regulation, policy, or any interpretation thereof, during the Term of this Agreement, is modified, implemented, threatened to be implemented, or determined to prohibit, restrict or in any way materially affect this Agreement or either Party's performance under the terms of this Agreement (each of the foregoing being a "Change"), then the Parties to this Agreement shall promptly negotiate in good faith to amend this Agreement to preserve the expectations of the Parties to the greatest extent possible in a manner consistent with any such Change. If this Agreement is not amended in writing as aforesaid prior to the effective date of the Change, this Agreement shall terminate, unless otherwise agreed upon by the Parties, and upon such termination, neither Party shall have any further rights under the Agreement, except those rights already accrued and those that expressly survive termination.
12.14Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect to the extent allowed by law, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either Manufacturer or Pharmacy.
12.15Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and, all of which together, shall be deemed to be one and the same instrument.

IN WITNESS THEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

CORCEPT THERAPEUTICS INCORPORATED		CURANT HEALTH GEORGIA, LLC

By:	/s/ J.D. Lyon	By	/s/ Patrick Dunham

Name:	J.D. Lyon	Name:	Patrick Dunham
Title:	Chief Pharmacy and Technology Officer	Title:	President & CEO

Date	6/17/2025	Date	6/17/2025

EXHIBIT A
PHARMACY LOCATIONS

[**]

EXHIBIT B
DATA PROCESSING AGREEMENT